                                                                   Exhibit 99.1


R&G FINANCIAL REPORTS RECORD EARNINGS FOR SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2002 R&G FINANCIAL REPORTS RECORD EARNINGS FOR SECOND QUARTER

7/16/02 6:42 pm

SAN JUAN, Puerto Rico, July 16 /PRNewswire-FirstCall/ -- R&G Financial Corporation (NYSE: RGF) ("the Company"), the financial holding company of R-G Premier Bank, one of the fastest growing commercial banks in Puerto Rico, R&G Mortgage Corp, the second largest residential mortgage loan originator and servicer in Puerto Rico, and Crown Bank, FSB, its recently acquired federal savings bank with branches in the Orlando/Tampa/St. Petersburg Florida markets, today reported record earnings for the second quarter and first half of 2002. For the first six months of 2002, net income amounted to $44.6 million, compared to income of $28.8 million before the cumulative effect of a change in accounting principle for 2001, an improvement of 55%. For the second quarter of 2002, net income amounted to $23.1 million compared to $15.4 million for the second quarter of 2001, an increase of 50%. For the six months of 2002, consolidated earnings per diluted share were $1.17, compared to $0.82 per diluted share before the cumulative effect of a change in accounting principle for 2001, an increase of 43%; for the second quarter of 2002, consolidated earnings per diluted share were $0.59, compared to $0.43 per diluted share for the second quarter of 2001, an increase of 37%. The Company's ROE and ROA during the second quarter of 2002 increased to 21.99% and 1.80%, respectively, from 20.41% and 1.58% during the second quarter of 2001.

For the second quarter of 2002, gain on the origination and sale of loans increased 32% to $15.8 million, while the Company's net interest income increased by 68% to $36.0 million. For the first half of 2002, gain on the origination and sale of loans increased 24% to $33.5 million, while the Company's net interest income increased by 72% to $68.1 million. The increases in gain on the origination and sale of loans were mainly due to increased volume of mortgage loan originations and sales of mortgage loans. The increases in net interest income during the second quarter and first half of 2002 were caused by increased volumes of earning assets, as well as an improved net interest margin. During the second quarter of 2002, the Company continued to increase its portfolio of tax exempt securities, and extended the maturities of its borrowings at lower rates of interest, which will continue to benefit net interest income in future periods.

Commenting on the significant results for the second quarter and first half of 2002, Mr. Victor J. Galan, Chairman of the Board and CEO of the Company, indicated: "We are delighted to report another quarterly period of record earnings and accomplishments. The acquisition of Crown Bank has been accretive to earnings per share since its inception on June 1, 2002; earnings per share from Crown Bank during the second quarter of 2002 (one month only) were approximately $0.01 per share. We enter the second half of the year with great momentum, and are confident as to our operating performance for the remainder of the year and 2003."

The acquisition of Crown Bank also provided R&G Financial with approximately $
472.5 million in low-cost deposits, which will continue to benefit net interest income in future periods.

Total assets of Crown Bank totaled $721.7 million as of June 30, 2002, including $451.2 million loans receivable, net.

The Company also announced its quarterly cash dividend for the second quarter of 2002 of $0.086375 per share ($0.3455 on an annualized basis) on the Company's common stock, to be paid on September 26, 2002 to stockholders' of record as of the close of business on September 20, 2002. Such dividend represents the 23rd consecutive increase in R&G Financial's quarterly dividend payments since going public in 1996.

R&G Financial currently in its 30th anniversary, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, R&G Mortgage Corp., Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Crown Bank, FSB, its recently acquired Florida savings bank, Continental Capital Corporation, R&G Financial's New York and North Carolina based mortgage banking subsidiary and the largest FHA/VA mortgage loan originator in its New York footprint, Home and Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker-dealer, with a combined network of 82 branches (38 mortgage offices in Puerto Rico, 4 mortgage offices in the U.S., 26 bank branches mainly located in the northeastern section of Puerto Rico and 14 bank branches in the Orlando/ Tampa/St. Petersburg-Clearwater Florida markets). At June 30, 2002, the Company had $5.9 billion of total assets and $572.0 million of stockholders' equity.

"SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF
1995

Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended March 31, 2002 filed with the Securities and Exchange Commission.

                                                            At                    At                    At
                                                       June 30, 2002         Dec. 31, 2001         June 30, 2001
                                                       -------------         -------------         -------------
                                                           (Dollars in Thousands, except for per share data)

SELECTED BALANCE SHEET DATA
(Unaudited)

Total Assets                                            $ 5,869,483           $ 4,664,394           $ 4,127,891
Loans receivable, net                                     2,438,609             1,802,388             1,729,957
Mortgage loans held for sale                                229,996               236,434               214,444
Mortgage-backed securities
   held for trading                                          86,568                93,948               129,327
Mortgage-backed and investment securities
   available for sale                                     2,554,178             2,081,679             1,720,009
Mortgage-backed and investment securities held
   to maturity                                               77,314                75,632                55,060
Servicing asset                                             143,841               105,147               100,808
Cash and cash equivalents                                   122,260               157,725                63,767
Deposits                                                  2,531,425             2,061,224             1,839,451
Securities sold under agreements to repurchase            1,602,394             1,396,939             1,122,959
Notes payable                                               178,802               195,587               258,301
Other borrowings                                            857,624               472,097               417,116
Stockholders' equity                                        572,001               459,121               424,061
Common stockholders' equity                                 359,001               315,121               280,061
Total # of common shares outstanding                     31,377,609            31,294,378            30,678,440
Common Stockholders' equity per share                   $     11.44           $     10.07           $      9.13
Servicing portfolio                                      10,717,212             7,224,571             6,927,617
Book value of servicing Portfolio                              1.34%                 1.46%                 1.46%
Allowance for loan losses (ALL)                              27,893                17,428                12,976
Non-performing loans (NPL's)                                 73,144                72,472               113,970
NPL's/Total loans                                              2.94%                 3.79%                 6.23%
All/Total loans                                                1.12%                 0.91%                 0.71%
All/Total Non-performing loans                                38.13%                24.05%                11.39%
NPL's - Crown Bank acquired                                  11,142                    --                    --
All acquired - Crown Bank                               $     7,194           $        --           $        --

                                                       For the three                For the six months            Three months
                                                        Months Ended                    Ended June 30,                Ended
                                                        (Unaudited)                      (Unaudited)               (Unaudited)

                                                  2001             2001             2001             2001             2002
                                                  ----             ----             ----             ----             ----
                                                               (Dollars in Thousands, except for per share data)
SELECTED INCOME STATEMENT DATA REVENUES

Net interest Income                           $     36,049     $     21,421     $     68,054     $     39,588     $     32,005
Provision for loan losses                           (4,550)          (2,100)          (9,550)          (4,100)          (5,000)
Net interest income after provision for
  loan losses                                       31,499           19,321           58,504           35,488           27,005
Loan administration and servicing fees              10,320            8,670           19,624           16,693            9,304
Net gain on origination and sale of loans           15,751           11,948           33,461           26,986           17,710
Other                                                4,060            3,380            7,932            5,905            3,872
Total revenues                                      61,630           43,319          119,521           85,072           57,891
OPERATING EXPENSES:
Employee compensation and benefits                   9,544            7,299           19,552           14,849           10,008
Office occupancy and equipment                       4,706            4,119            8,968            8,021            4,262
Other administrative and general                    17,550           12,448           33,476           24,324           15,926
Total expenses                                      31,800           23,866           61,996           47,194           30,196
Income before income taxes
 and cumulative effect from change
 in accounting principle                            29,830            9,453           57,525           37,878           27,695
Income taxes                                        (6,718)          (4,015)         (12,880)          (9,111)          (6,162)
Income before cumulative effect from change
  in accounting principle                     $     23,112     $     15,438     $     44,645     $     28,767     $     21,533
Cumulative effect from change in accounting
  principle, net of income taxes                        --               --               --             (323)              --
Net income                                    $     23,112     $     15,438     $     44,645     $     28,444     $     21,533
Less: Preferred stock dividends                     (4,411)          (2,720)          (7,506)          (4,479)          (3,095)
Net income available to common stockholders         18,701           12,718           37,139           23,965           18,438
Earnings per share:
Income before cumulative effect
 per share - Basic                            $       0.60     $       0.44     $       1.19     $       0.85     $       0.59
Income before
 cumulative effect per share - Diluted        $       0.59     $       0.43     $       1.17     $       0.82     $       0.58
Net income per common share - Basic           $       0.60     $       0.44     $       1.19     $       0.83     $       0.59
Net income per common share - Diluted         $       0.59     $       0.43     $       1.17     $       0.81     $       0.58
Average shares outstanding - Basic              31,306,700       28,766,054       31,301,387       28,719,992       31,295,713
Average shares outstanding - Diluted            31,654,798       29,483,654       31,654,636       29,439,720       31,654,473
Return on common equity                              21.99%           20.41%           22.38%           19.90%           23.17%
Return on Assets                                      1.80%            1.58%            1.80%            1.52%            1.81%
Total Loan Production                         $    733,216     $    652,527     $  1,310,963     $  1,180,623     $    577,747



CONTACT: Victor J. Galan, Chairman and CEO, 1-787-766-8301, or Joseph R. Sandoval, Senior Vice President and CFO, +1-787-756-2801, both of R&G Financial